Exhibit 16.1

April 25, 2016

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Garb Oil & Power Corporation

Commission File No. 000-14859

We have read the statements of Garb Oil & Power Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated April 15, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/HJ & Associates, LLC

HJ & Associates, LLC